EXHIBIT 10.55

Pro Acquisition Corporation

c/o HD Supply, Inc.

3100 Cumberland Blvd., Suite 1700

Atlanta, GA 30330

August 10, 2007

Mr. Joseph J. DeAngelo

2455 Paces Ferry Road

Atlanta, Georgia 30339

Re:	Continued Employment with HD Supply, Inc.

Dear Joe:

Reference is made to your letter agreement, dated as of May 24, 2007, with HD Supply, Inc., and The Home Depot, Inc. (the “Letter Agreement”).

As you know, Pro Acquisition Corporation has entered into an agreement to acquire HD Supply, Inc., from The Home Depot, Inc. This letter confirms that, upon and subject to the closing of the acquisition, your employment as an at-will employee will continue on the same terms as those in effect prior to closing. Specifically, after closing (i) your base salary and target annual cash bonus opportunity will be not less than before closing, (ii) you will remain Chief Executive Officer of HD Supply, Inc., and (iii) your principal place of employment will remain in the same metropolitan area.

In addition, upon and subject to the closing of the acquisition, you will be covered by a severance arrangement that provides at least 24 months’ base salary continuation (at a rate not lower than your base salary on May 24, 2007) if HD Supply terminates your employment without “cause” (as defined in the Letter Agreement).

We appreciate your service to HD Supply, and look forward to working with you in the future.

Very truly yours,

/s/ David A. Novak

David A. Novak

Co-President